Exhibit 32

CERTIFICATION

(Pursuant to 18 U.S.C. Section 1350)

The undersigned hereby certifies that (i) the foregoing Quarterly Report on Form 10-Q filed by Southern BancShares (N.C.), Inc. (the “issuer”) for the quarter ended June 30, 2005, fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the issuer on the dates and for the periods presented therein.

Date: August 9, 2005	/s/ John C. Pegram, Jr.
John C. Pegram, Jr.,
Chairman of the Board, President and Chief Executive Officer

Date: August 9, 2005	/s/ David A. Bean
David A. Bean,
Secretary, Treasurer and Chief Financial Officer